                          [GILEAD SCIENCES LETTERHEAD]

                                                                 October 1, 1996

Michael L. Riordan, M.D.
360 Forest Avenue, No. 604
Palo Alto, California 94301

Dear Dr. Riordan:

    This letter agreement sets forth the terms upon which you will continue as an employee of Gilead Sciences, Inc. (the "Company") during the period from October 1, 1996 through December 31, 1998.

I. OCTOBER 1, 1996 THROUGH DECEMBER 31, 1996. You will become a part-time employee on October 1, 1996 and continue in such capacity through December 31, 1996, as provided below:

    A.  TERMS OF EMPLOYMENT.

       1. TITLE AND DUTIES: Your title and duties will remain the same. You will reduce your time commitment to approximately fifty percent (50%) of full-time employment.

       2. SALARY: You will receive fifty percent (50%) of your current base salary.

       3. BONUS: You will be eligible for a bonus for the calendar year ending December, 1996 in the full amount for the second and third quarters of the year and one-half ( 1/2) for the fourth quarter (I.E., five-eighths ( 5/8) of the full annual bonus), as determined by the Board of Directors at its July 1997 meeting in accordance with current policies.

       4. HEALTH AND LIFE INSURANCE; FACILITIES: You will receive all life and disability insurance, hospitalization and major medical, dental and other employee benefit plans offered by the Company to its full-time employees, at levels maintained for you prior to October 1, 1996. You will be provided with part-time secretarial and office support.

       5. DEATH OR DISABILITY: In the event of your death or disability, your options will vest as provided therein.

       6. OPTIONS: Your existing options will continue to vest during this period.

II. 1997-1998. During the period commencing on January 1, 1997 through December 31, 1998, your employment will continue as follows:

    A.  TERMS OF EMPLOYMENT.

       1. DUTIES: You will continue as a part-time employee, serving at the Chief Executive Officer's request and direction at times and for periods mutually agreed to by you and the Chief Executive Officer.

       2.  SALARY:  You will be paid $5,000 per month.

       3. BONUS: You will not be eligible for a bonus for calendar years 1997 or 1998.

       4. HEALTH AND LIFE INSURANCE; FACILITIES: You will receive life and disability insurance, hospitalization and major medical, dental and other employee benefit plans offered by the Company to its full-time employees, at levels maintained for you prior to October 1, 1996. You will be provided with part-time secretarial and office support.

       5. NONCOMPETITION AGREEMENT: You agree not to compete with the Company during a two year period commencing on January 1, 1997 and ending on December 31, 1998, as provided below:

           A. SCOPE OF NON-COMPETITION COVENANT: You shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or

Michael L. Riordan, M.D.
October 1, 1996
Page 2

               participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise in the world which is engaged in the biotechnology or pharmaceutical business.

           B. EXCEPTION: You shall be permitted to (i) invest in any business solely as a passive investor, up to five percent (5%) of the publicly traded equity securities of such business, or (ii) be employed by a business or enterprise that is engaged primarily in a business other than the biotechnology or pharmaceutical business if you do not apply your expertise at such business or enterprise to that part of such business or enterprise that is or could be competitive with the biotechnology or pharmaceutical business.

       6. OPTIONS: Your existing options will continue to vest during this period. At the end of the two year period, the Board would consider whether the exercise period for vested but unexercised options should be extended in light of the contributions made by Dr. Riordan to the Company.

       7. TERMINATION: In the event of your violation of the noncompetition provisions contained in Section (II)(A)(5) above, the vesting of your options will cease and the Company could terminate your employment or compensation or seek injunctive relief.

III. BOARD SERVICE. From October 1, 1996 through December 31, 1998, you will continue serving on the Board of Directors, subject to termination at the discretion of the Board of Directors. Your sole compensation for serving on the Board of Directors during the two year period will be the salary and benefits described in Sections (I)(A)(1-5) and (II)(A)(1-4) above. If elected thereafter, you will be entitled to standard, independent director compensation.

    A. The benefits described in Sections I and II will continue even if you are not serving on the Board of Directors, so long as you do not violate the non-competition provisions contained in Section (II)(A)(5) above and remain available to assist the Chief Executive Officer as provided in Section (II)(A)(1).

IV. GOVERNING LAW. This Letter Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

    Please evidence your acceptance of the terms of this Letter Agreement by executing this Letter Agreement below and returning the executed Letter Agreement to the undersigned.

                                Very truly yours,

                                GILEAD SCIENCES, INC.

                                By:              /s/ JOHN C. MARTIN
                                     ------------------------------------------
                                                   John C. Martin
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

I hereby accept, and agree to
be bound by, the terms of this
Letter Agreement:

    /s/ MICHAEL L. RIORDAN
------------------------------
   Michael L. Riordan, M.D.